CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust II: Spartan California Municipal Money Market Fund and Fidelity California Municipal Money Market Fund (together the "Funds"), of our reports dated April 2, 1997, on the financial statements and financial highlights included in the February 28, 1997 Annual Reports to Shareholders of the Funds.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
April 14, 1997